Exhibit 10.03

OPTION GRANT AGREEMENT

THIS OPTION GRANT AGREEMENT, made as of the 24th day of July, 2008 between UNDER ARMOUR, INC. (the “Company”) and David McCreight (the “Grantee”) and modified as of the 10th day of March, 2009.

WHEREAS, the Company has adopted and maintains the 2005 Omnibus Long-Term Incentive Plan (the “Plan”), attached hereto as Attachment A, or otherwise delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing key employees and others with an appropriate incentive to encourage them to continue in the employ or service of the Company and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the grant to Grantees of Options to purchase Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.    Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee a non-qualified stock option (the “Option”) with respect to one hundred eighty-five thousand eight hundred sixteen (185,816) shares of Stock of the Company.

2.    Grant Date.  The Grant Date of the Option hereby granted is July 24, 2008.

3.    Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Option Grant Agreement, the terms and conditions of this Option Grant Agreement, as interpreted by the Committee in its sole discretion, shall govern, unless explicitly provided to the contrary in the Plan or this Option Grant Agreement. Unless otherwise indicated herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.    Option Price.  The exercise price per share of Stock underlying the Option granted hereby is $28.93.

5.    Vesting.  Except as provided in Section 9 and unless the Option has earlier terminated pursuant to this Agreement, the Option shall become exercisable as follows provided the Grantee remains employed by the Company on each such date:

(a)    If the combined Operating Income for the Company for 2010 and 2011 is equal to or greater than $            , then 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2012 and 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2013, or if the combined Operating Income for the Company for 2010 and 2011 is equal to or greater than $             but less than $            , then 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2012 and 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2013;

(b)    If the combined Operating Income for the Company for 2011 and 2012 is equal to or greater than $            , then 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2013 and 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2014, or if the combined Operating Income for the Company for 2011 and 2012 is equal to or greater than $             but less than $            , then 20,904

shares of Stock underlying the Option shall become exercisable on February 15, 2013 and 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2014;

(c)    If the combined Operating Income for the Company for 2012 and 2013 is equal to or greater than $            , then 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2014 and 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2015, or if the combined Operating Income for the Company for 2012 and 2013 is equal to or greater than $             but less than $            , then 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2014 and 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2015; and

(d)    If the combined Operating Income for the Company for 2013 and 2014 is equal to or greater than $            , then 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2015 and 23,227 shares of Stock underlying the Option shall become exercisable on February 15, 2016, or if the combined Operating Income for the Company for 2013 and 2014 is equal to or greater than $             but less than $            , then 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2015 and 20,904 shares of Stock underlying the Option shall become exercisable on February 15, 2016.

As used in this Section 5, the term “Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles excluding the impact of any generally accepted accounting principle changes implemented after the date hereof.

6.    Term.  Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, all unexercised portions of the Option shall terminate, and all rights to purchase shares of stock thereunder shall cease, upon the expiration of ten years from the Grant Date.

7.    Employment Confidentiality Agreement.  As a condition to the grant of the Option, Grantee shall have executed and become a party to the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B.

8.    Forfeiture.  If Grantee should take any actions in violation of the Confidentiality, Non-Competition and Non-Solicitation Agreement, or in violation of any non-competition agreement entered into between the Grantee and the Company, it will be considered grounds for termination for Cause as defined in Section 9(a) of this Agreement, and all unexercised portions of the Option, whether vested or not, will terminate, be forfeited and will lapse, as provided in Section 9(a).

9.    Termination of Service.

(a)    Termination of Service for Cause.  Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, all unexercised portions of the Option, whether vested or unvested, will terminate and be forfeited upon a termination of the Grantee’s Service for Cause. For purposes of this Option Grant Agreement only, “Cause” shall be defined as any of the following:

i. the Grantee’s material misconduct or neglect in the performance of his duties;

ii. the Grantee’s conviction for, or plea of nolo contendere to any felony, or a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude, or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course;

iii. the Grantee’s use of illegal drugs;

iv. the Grantee’s material breach of the Company’s written Code of Ethics and Business Conduct, as in effect from time to time;

v. the Grantee’s material breach of this Agreement, including but not limited to breach of the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto as Attachment B; or

vi. Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he reasonably believed was in the best interest of the Company.

(b)    Termination of Service other than for Cause.  Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, the vested portion of the Option shall terminate one hundred eighty (180) days following the termination of the Grantee’s Service due to death or Disability and thirty (30) days following the termination of the Grantee’s Service for any other reason other than for Cause. The Grantee (or the Grantee’s guardian, legal representative, executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be) may exercise all or any part of the vested portion of the Option during such post termination of employment period, but not later than the end of the term of the Option. Any portion of the Option which is unvested as of the date of termination of service shall immediately terminate.

Nothing in this Agreement shall be construed as a contract of employment between the Company (or an affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of the Company (or an affiliate), or as a limitation of the right of the Company (or an affiliate) to discharge Grantee at any time for any reason, including reasons other than for Cause as defined herein.

10.    Effect of a Change in Control.  In the event of a Change in Control, then all of the shares of Stock underlying the Option as provided in Section 1 hereof shall be immediately vested on such Change in Control.

11.    Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Option Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Option Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Option Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.    Transferability of Options.  During the lifetime of the Grantee, only the Grantee or a Family Member who received all or part of the Option, not for value, (or, in the event of legal incapacity or incompetence, the Grantee’s guardian or legal representative) may exercise the Option. The Option shall not be assignable or transferable by the Grantee other than to a Family Member, not for value, or by will or the laws of descent and distribution.

13.    Manner of Exercise.  The vested portion of the Option may be exercised, in whole or in part, by delivering written notice to the Stock Option Administrator designated by the Company.

Such notice may be in electronic or other form as used by the Stock Option Administrator in its ordinary course of business and as may be amended from time to time, and shall:

(a)    state the election to exercise the Option and the number of shares in respect of which it is being exercised;

(b)    be accompanied by (i) cash, check, bank draft or money order in the amount of the Option Price payable to the order of the Stock Option Administrator designated by the Company; or (ii) certificates for shares of the Company’s Stock (together with duly executed stock powers) or other written authorization as may be required by the Company to transfer shares of such Stock to the Company, with an aggregate value equal to the Option Price of the Stock being acquired; or (iii) a combination of the consideration described in clauses (i) and (ii). Grantee may transfer Stock to pay the Option Price for Stock being acquired pursuant to clauses (ii) and (iii) above only if such transferred Stock (x) was acquired by the Grantee in open market transactions, (y) has been owned by Grantee for longer than six months, and (z) the Grantee is not subject to any other restrictions on transferring Company securities pursuant to Company policy or federal law.

In addition to the exercise methods described above and subject to other restrictions which may apply, the Grantee may exercise the Option through a procedure known as a “cashless exercise,” whereby the Grantee delivers to the Stock Option Administrator designated by the Company an irrevocable notice of exercise in exchange for the Company issuing shares of the Company’s Stock subject to the Option to a broker previously designated or approved by the Company, versus payment of the Option Price by the broker to the Company, to the extent permitted by the Committee or the Company and subject to such rules and procedures as the Committee or the Company may determine.

14.    Integration.  This Option Grant Agreement, and the other documents referred to herein or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Option Grant Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

15.    Electronic Delivery.  The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact the Stock Plan Administrator to request paper copies of these documents.

16.    Counterparts.  This Option Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.    Governing Law.  This Option Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to the provisions thereof governing conflict of laws.

18.    Grantee Acknowledgment.  The Grantee hereby acknowledges receipt of a copy of the Plan and that the Option is subject to the terms of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Option Grant Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Option Grant Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Option Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Option Grant Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

	By:	/s/ John P. Stanton

WITNESS:	GRANTEE

/s/ Mohamed Zohny	/s/ David McCreight
David McCreight

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